EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES ELECTION OF DIRECTORS AT ITS
ANNUAL STOCKHOLDER MEETING
Eau Claire, Wisconsin (May 21, 2014)   – The stockholders of National Presto Industries, Inc. (NYSE: NPK) re-elected Randy Lieble and Joseph G. Stienessen to new three-year terms as directors at the May 20, 2014 annual stockholders meeting.  The stockholders also ratified the appointment of BDO USA, LLP as the Company's registered public accounting firm for the year ending December 31, 2014 and approved the compensation of the company’s executives in a non-binding advisory vote.  In addition during the meeting, the 2014 new housewares/small appliance product introductions were shown to the stockholders.

The new products included the Fountain™ corn popper, which uses hot air to produce a veritable fountain of popcorn.  It can pop as little as four cups (perfect for the dieter), or as much as 5 quarts of popcorn (ideal for a large family) and anything in between.  Special built-in restrictors ensure almost 100% popping performance.  Watching the restrictors gradually open and seeing the fountain of popped corn that then streams out is great fun.  When popping is complete, a lid is placed on the top of the cover, turning the cover into a bowl.  By inverting the popper, the user has a bowl of freshly popped corn.  Then if the user shakes the bowl gently a couple of times, hulls and any partially popped kernels drop into the space between the cover and the lid.  The result is a bowl of warm, fluffy, fully popped kernels, a delicious, economical and healthy treat.  The Company also introduced its innovative MyJo™ single serve coffee maker.  The new coffeemaker provides the convenience of a Kuerig* brewer at a fraction of the price and saves valuable counter space.  The MyJo™ uses K-cup* packets to brew hot, flavorful coffee, tea, or hot chocolate.  It also comes with a special MyJo™ cup for consumers who prefer to use their own favorite coffee.   The MyJo™ can be used anywhere – home, school, hotel, and camping.  It takes up virtually no space and is easy to carry.  It even fits in a backpack or briefcase.  The MyJo™ is also easy to use, requiring three simple steps -  1) heat water, 2) Insert a K-cup* or the filled MyJo™ cup in the base, assemble, and place the coffeemaker over a coffee cup or travel mug, and 3) press the top of the unit a few times, which brews and pumps coffee directly into the cup or mug.  Clean-up is a matter of discarding the K-cup* and rinsing the base.  The Company also introduced an eight-quart version of its five-quart KitchenKettle™ multi-cooker,  ceramic coated versions of its Cool Touch Tilt’nDrain™ griddle, its KitchenKettle™ multi-cooker, and its 12” electric skillet, a newly styled HeatDish® plus parabolic heater, and a line of kitchen gadgets.

National Presto Industries, Inc. operates in three business segments.  The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products.  The Defense segment operating under the aegis of National Defense Corp, manufactures a variety of products, including medium caliber training and tactical ammunition, other military energetic devices and materials, detonators, fuzes, cartridge cases, less-lethal munitions and less-lethal accessory equipment.  The Absorbent Products segment engages in the design, manufacture and sale of private label adult incontinence products.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.

* “Keurig” and “K-Cup” are registered trademarks of Keurig Green Mountain, Inc.  Presto is not affiliated with Keurig Green Mountain, Inc.